Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Splash Beverage Group, Inc.

Fort Lauderdale, Florida

We hereby consent to the use in the Registration Statement of Splash Beverage Group, Inc., on Form S-8 that was filed on August 18, 2020, of our Report of Independent Registered Public Accounting Firm, dated March 27, 2020, on the Balance Sheets of Canfield Medical Supply, Inc., as of December 31, 2019 and 2018, and the related Statements of Operations, Changes in Stockholders' Deficit, and Cash Flows for the years then ended, which appear in such Registration Statement via incorporation by reference of the Canfield Medical Supply, Inc. 2019 Form 10-K.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

August 18, 2020